Exhibit No. 10.36

FIFTH AMENDMENT
TO FINANCING AGREEMENT

        FIFTH AMENDMENT, dated as of July 12, 2005 (this "Amendment"), to the Financing Agreement referred to below, by and among GERBER SCIENTIFIC, INC., a Connecticut corporation (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto (together with the Parent, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party to the Financing Agreement referred to below (each a "Lender" and collectively, the "Lenders"), and ABLECO FINANCE LLC, a Delaware limited liability company ("Ableco"), as agent for the Lenders (in such capacity, the "Agent").

        WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agent are parties to the Financing Agreement dated as of May 9, 2003 (as previously amended or otherwise modified from time to time, the "Financing Agreement"); and

        WHEREAS, the Borrowers and the Guarantors have requested that the Agent and the Lenders amend certain provisions of the Financing Agreement, and the Agent and the Lenders have agreed to such request, but only subject to the terms and conditions set forth in this Amendment.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                        1.  Definitions in Amendment. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

                        2.  Amendment to Definition of Fixed Charge Coverage Ratio. The definition of "Fixed Charge Coverage Ratio" appearing in Section 1.01 of the Financing Agreement is hereby amended by adding the following proviso to the end of such definition:

                        "provided that, solely for the purpose of determining the Fixed Charge Coverage Ratio pursuant to Section 7.03(b) (but not for the purposes of any other section), for the periods ending on July 31, 2005, October 31, 2005 and January 31, 2006, clause (b)(iii) of this definition shall instead read as follows (it being understood and agreed that for the periods ending on April 30, 2006 and thereafter, this proviso shall no longer be applicable): (iii) the amount of any cash payment made by the Credit Parties and their Subsidiaries with respect to underfunded pension liability during the period for which the Fixed Charge Coverage Ratio is being determined (i.e. on a fiscal year-to-date basis)."

                        3.  Financial Covenant Amendments.

                            (a)  Capital Expenditures. Section 7.02(l) of the Financing Agreement is hereby amended in its entirety to read as follows:

                       "(l) Capital Expenditures. The Loan Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capitalized Lease Obligations) which, in the aggregate for all Loan Parties, exceed $9,500,000 during any Fiscal Year of the Parent."

                                  (b)  Leverage Ratio. Section 7.03(a) of the Financing Agreement is hereby amended in its entirety to read as follows:

                        "(a) Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries, measured on a fiscal quarter-end basis, to be greater than the applicable ratio set forth below for the applicable period set forth opposite thereto:

Applicable Period	Leverage Ratio
For the 3 month period ending July 31, 2005	2.80 to 1.00
For the 6 month period ending October 31, 2005	2.20 to 1.00
For the 9 month period ending January 31, 2006	1.875 to 1.00
For the 12 month period ending April 30, 2006 and each 12 month period ending each fiscal quarter of the Parent and its Subsidiaries thereafter	1.875 to 1.00

                    In determining the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries on any date, Consolidated EBITDA shall be multiplied by (w) 4, for the 3 month period ending July 31, 2005, (x) 2, for the 6 month period ending October 31, 2005, (y) 4/3, for the 9 month period ending January 31, 2006, and (z) 1, for the 12 month period ending April 30, 2006 and each 12 month period ending each fiscal quarter of the Parent and its Subsidiaries thereafter."

                        (c)  Fixed Charge Coverage Ratio. Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

                    "(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, to be less than the applicable ratio set forth below for the applicable period set forth opposite thereto:

Applicable Period	Fixed Charge Coverage Ratio
For the 3 month period ending July 31, 2005	0.70 to 1.00
For the 6 month period ending October 31, 2005	0.90 to 1.00
For the 9 month period ending January 31, 2006	0.90 to 1.00
For the 12 month period ending April 30, 2006	1.10 to 1.00
For the 12 month period ending July 31, 2006	1.25 to 1.00
For the 12 month period ending October 31, 2006	1.50 to 1.00
For the 12 month period ending January 31, 2007	1.50 to 1.00
For the 12 month period ending April 30, 2007 and each 12 month period ending each fiscal quarter of the Parent and its Subsidiaries thereafter	1.75 to 1.00"

                        4.  Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Fifth Amendment Effective Date"):

                                (a)  The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Fifth Amendment Effective Date shall be true and correct on and as of such date as though made on and as of such date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof), and no Default or Event of Default shall have occurred and be continuing on the Fifth Amendment Effective Date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof) or would result from this Amendment becoming effective in accordance with its terms.

                                (b)  The Agent shall have received counterparts of this Amendment which bear the signatures of each Borrower and each Guarantor that is a party to the Financing Agreement.

                                (c)  The Agent shall have received satisfactory evidence that the Revolving Credit Agent and the Revolving Credit Lenders have (i) consented to this Amendment, and (ii) executed and delivered the Fourth Amendment to the Revolving Credit Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A.

                                (d)  The Borrowers shall have paid all costs, expenses and taxes then payable by the Borrowers pursuant to the Financing Agreement and the other Loan Documents, including, without limitation, Section 2.06 and 12.04 of the Financing Agreement.

                                (e)  All legal matters incident to this Amendment shall be satisfactory to the Agent and its counsel.

                        5.  Representations and Warranties. Each Loan Party that is a party to the Financing Agreement hereby represents and warrants to the Agent and the Lenders as follows:

                                (a)  Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Fifth Amendment Effective Date are true and correct on and as of such date as though made on and as of such date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof), and no Default or Event of Default has occurred and is continuing as of the Fifth Amendment Effective Date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof) or would result from this Amendment becoming effective in accordance with its terms.

                                (b)  Organization, Good Standing, Etc. Each Loan Party (i) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, (ii) has all requisite power and authority to own its Property and carry on its business as now conducted and as currently contemplated, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii)  is qualified to do business in, and is in good standing and duly authorized to do business in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                                (c)  Authorization; Enforceability. The execution, delivery and performance of this Amendment by each applicable Loan Party, and the performance of the Financing Agreement, as amended hereby (i) are within the power and authority of each such Loan Party and have been duly authorized by all necessary action and (ii) have been duly authorized, executed and delivered by each such Loan Party and constitute legal, valid and binding obligations of each such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                                (d)  Governmental Approvals; No Conflicts. The execution, delivery and performance of this Amendment by each applicable Loan Party, and the performance of the Financing Agreement, as amended hereby (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Loan Parties or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties, or any of their assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties and (v) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties.

                        6.  Continued Effectiveness of Financing Agreement. Each Loan Party that is a party to the Financing Agreement hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Fifth Amendment Effective Date all references in any such Loan Document to "the Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent a Lien on any collateral as security for the Obligations of the Borrowers from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

                        7.  Miscellaneous.

                                (a)  This Amendment may be executed and delivered in any number of counterparts (including by facsimile or electronic mail) and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                                (b)  Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                                (c)  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                                (d)  Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall prove to have been incorrect in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment (subject to applicable notice and cure periods, if any, specified in Article IX of the Financing Agreement).

                                (e)  This Amendment is not, and shall not be deemed to be, a waiver of, or a consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, and the Agent and the Lenders fully and specifically reserve any and all rights, powers, privileges and remedies under the Financing Agreement and the other Loan Documents with respect to any such Default or Event of Default.

                                (f)  The Borrowers will pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to the Agent.

                                (g)  The Required Lenders hereby consent to the Fourth Amendment to the Revolving Credit Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit A.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

AGENT AND LENDER:

ABLECO FINANCE LLC, on behalf of itself and its affiliate assigns

By: /s/

Name:
Title:

OTHER LENDERS

DB SPECIAL OPPORTUNITIES LLC

By: Drawbridge Special Opportunities Advisors LLC
Title: Its Authorized Signatory

By: /s/

Name:
Title:

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: /s/

Name:
Title:

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, LP

By: /s/

Name:
Title:

TRS METIS LLC

By: /s/

Name:
Title:

NEWSTAR FINANCIAL, INC.

By: /s/

Name:
Title:

BORROWERS:

GERBER SCIENTIFIC, INC.

By: /s/ Jay Zager

Name: Jay Zager
Title: Senior Vice President and CFO

GERBER SCIENTIFIC INTERNATIONAL, INC.

By: /s/ Jay Zager

Name: Jay Zager
Title: Vice President and Treasurer

GUARANTORS:

GERBER COBURN OPTICAL INTERNATIONAL, INC.

By: /s/ Jay Zager

Name: Jay Zager
Title: Vice President and Treasurer

GERBER SCIENTIFIC INTERNATIONAL, LTD.

By: /s/ William V. Grickis

Name: William V. Grickis
Title: Director